Exhibit 99.1

Levitt Corporation Reports Earnings

For The Fourth Quarter and Full Year 2003

Full Year Net Income $26.8 million, Up 37%

Full Year Diluted Earnings Per Share $1.77, Up 36%

Fourth Quarter Unit Backlog Increased 149%

FORT LAUDERDALE, Florida – January 20, 2004 — Levitt Corporation (NYSE: LEV) today reported fourth quarter 2003 net income of $9.5 million, an increase of 15%, up from $8.3 million earned in the fourth quarter of 2002. Fourth quarter diluted earnings per share rose 15% to $0.63, up from $0.55 in the fourth quarter of 2002. Net income for 2003 increased 37% to $26.8 million, up from $19.5 million earned in 2002. Earnings per share increased 36% to $1.77 in 2003, up from $1.30 in 2002.

Chairman of the Board and Chief Executive Officer Alan B. Levan commented, “2004 marks the 75th anniversary of Levitt’s homebuilding business as well as the opening of a new chapter in the Levitt legacy as Levitt began 2004 as a separate publicly traded company with shares traded on the New York Stock Exchange. Levitt has delivered strong growth, exceptional performance and an all-time high backlog, and we are very pleased to begin this new era by reporting these outstanding results.

“Levitt Corporation generated impressive results at every level. Total revenues for the fourth quarter 2003 increased 20% to $99.0 million from $82.7 million in the comparable 2002 quarter. Pre-tax income for the fourth quarter 2003 increased 38% to $15.0 million versus $10.8 million in the comparable 2002 quarter. Total revenues for 2003 increased 36% to $285.5 million versus $209.4 million in 2002. 2003 pretax income increased 68% to $43.2 million versus $25.8 million in 2002.”

Financial Highlights

Levitt Corporation (consolidated):

Fourth Quarter, 2003 Compared to Fourth Quarter, 2002

•	Revenues rose to $99.0 million vs. $82.7 million, an increase of 20%.

•	Pretax income of $15.0 million vs. $10.8 million, an increase of 38%.

•	Net income of $9.5 million vs. $8.3 million, an increase of 15%.

•	Homes delivered were 392 vs. 247, an increase of 59%.

•	New sales contracts (units) were 473 vs. 259, an increase of 83%.

•	New sales contracts (value) were $115.9 million vs. $55.6 million, an increase of 109%.

•	Earnings per share rose to $0.63 vs. $0.55.

2003 Compared To Full Year 2002

•	Revenues rose to $285.5 million vs. $209.4 million, an increase of 36%.

•	Pretax income of $43.2 million vs. $25.8 million, an increase of 68%.

•	Net income of $26.8 million vs. $19.5 million, an increase of 37%.

•	Homes delivered were 1,011 vs. 740, an increase of 37%.

•	New sales contracts (units) were 2,240 vs. 980, an increase of 129%.

•	New sales contracts (value) were $513.4 million vs. $204.7 million, an increase of 151%.

•	Backlog (units) rose to 2,053 vs. 824, an increase of 149%.

•	Backlog (value) rose to $458.8 million vs. $167.5 million, an increase of 174%.

•	Return on average equity was 23.0% vs. 22.0%.

•	Earnings per share rose to $1.77 vs. $1.30.

•	Book value per share rose to $8.48 vs. $7.26.

Mr. Levan also noted that:

“In the 1940’s Levitt and Sons™ welcomed American veterans returning home from overseas and literally changed the way American families live by building America’s first planned suburban communities. The innovative thinking, attention to detail and focus on the customer that fueled William Levitt’s vision continues to this day and is reflected in the Company’s performance. Levitt and Sons™ has experienced strong demand in both its active adult communities and family communities. Levitt and Sons™ delivered a record 1,011 units in 2003 compared to 740 units in 2002, representing an increase of 37%. In addition, $513.4 million of new sales contracts were signed in 2003 as compared to $204.7 million in 2002, an increase of 151%. At December 31, 2003, our backlog of homes under contract increased 149% to 2,053 units from 824 units at year-end 2002, representing $458.8 million of sales at year-end 2003 compared to $167.5 million at year-end 2002, a 174% increase.

“Core Communities, our master-planned community development subsidiary, had an outstanding year. Core Communities continues to develop the best-selling community on Florida’s Treasure Coast – St. Lucie West. Based on 2002 rankings, St. Lucie West was recognized as the 8th best-selling master-planned community in the United States, and it continued to be one of America’s fastest growing master-planned communities in 2003. New home sales in St. Lucie West reached 1,925 units in 2003, including 1,569 by unaffiliated builders. Only 164 acres of land remain available for additional development.

“As we near completion of development of St. Lucie West, we anticipate the pace of activity to transition to “Tradition,” Core Communities’ newest master-planned community. Tradition, currently comprised of 8,000 acres, is immediately adjacent to St. Lucie West and offers five miles of direct frontage on Interstate 95. More than 12,000 people were in attendance at its grand opening in 2003. Although the grand opening was launched before construction of any new home models, unaffiliated builders who had purchased property from Core Communities recorded 375 new home reservations and generated approximately $80 million in sales based solely on renderings and elevations of the planned models.”

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In recognition of Levitt Corporation’s new listing on the New York Stock Exchange, the NYSE has invited Levitt Corporation to participate in the Opening Bell™ Ceremony. Chairman and Chief Executive Officer, Alan B. Levan, accompanied by members of Levitt Corporation’s Board of Directors and management team, will ring the opening bell at the New York Stock Exchange at 9:30 a.m. EST on Thursday, January 22, 2004. The Opening Bell™ feed is available via fiber line at Waterfront #1630 starting at 9:25 a.m. EST. Photos and video are available via the Associated Press/New York- 212-621-1902, Reuters America- 646-223-6285, and Bloomberg Photo- 212-893-3420. Media interested in covering the bell ringing at the NYSE MUST contact Allison Circle in order to obtain entry into the building. Allison Circle can be reached at 212-656-5717.

Levitt Corporation’s Fourth Quarter and Full Year 2003 earnings results press release and financial summary are available on Levitt Corporation’s website: www.LevittCorporation.com.

•	To view this press release online, access the “Press Room.”

•	To view the financial summary, access the “Investor Relations” section and click on the “Financial Statements” navigation link.

Copies of Levitt Corporation’s Fourth Quarter and 2003 earnings results press release and financial summary are also available upon request via fax, email, or postal service, by contacting Levitt Corporation’s Investor Relations department utilizing the contact information listed below.

Levitt Corporation will host an investor and media teleconference call and webcast on Wednesday, January 21, 2004 at 10:30 a.m. EST.

Teleconference Call Information:

To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-991-2309. International calls may be placed to 706-643-1854. A replay of the conference call will be available beginning at 12:30 p.m. January 21 through 5:00 p.m. February 20, 2004. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed to 706-645-9291. The replay digital PIN number for both domestic and international calls is: 4682536.

Webcast Information:

To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available beginning January 21 through 5:00 p.m. February 20, 2004.

About Levitt Corporation:

Levitt Corporation, the parent company of Levitt and Sons™ and Core Communities, develops single-family homes and master-planned communities in Florida.

Levitt and Sons™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and Levittown, PA. After building approximately 200,000 homes in over 74 years, Levitt and Sons™ currently develops single and multi-family homes for active adults and families throughout Florida.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West. St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the last 7 years, is a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. Core Communities’ newest master-planned community is “Tradition.” Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition features 5,600 residences, a commercial town center and a world-class corporate park.

Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. The Company’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach and Charleston, South Carolina; Branson, Missouri; Wisconsin Dells and Gordonsville, Wisconsin; Aruba and throughout Florida. Bluegreen Corp.’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds approximately 38% ownership in Bluegreen Corporation.

For further information, please visit our websites:

www.LevittCorporation.com

www.LevittandSons.com

www.CoreCommunities.com

www.Bluegreen-corp.com

* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on www.LevittCorporation.com

Levitt Corporation Contact Info:

Investor Relations:

Contact: Leo Hinkley

Phone: (954) 760-5317

Fax: (954) 760-5415

Email: InvestorRelations@LevittCorporation.com

Mailing Address: Levitt Corporation, Investor Relations

1750 East Sunrise Blvd., Fort Lauderdale, FL 33304

Corporate Communications:

Sharon Lyn

Phone: (954) 760-5402

Fax: (954) 760-5415

CorpComm@LevittCorporation.com

Public Relations:

Hattie Harvey

Phone: (954) 760-5383

Fax: (954) 760-5108

Email: Hharvey@levittcorporation.com

Lisa Ross, rbb Public Relations

Phone (305) 448-7457

Fax: (305) 448-5027

Email: Lisa.Ross@rbbpr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Levitt Corporation (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, the market for real estate generally and in the areas where Levitt has developments, the availability and price of land suitable for development, materials prices, labor costs, interest rates, environmental factors and governmental regulations; and the Company’s success at managing the risks involved in the foregoing. Further, the Company was spun-off to the shareholders of BankAtlantic Bancorp, Inc. on December 31, 2003 and accordingly the Company will be subject to the risks and uncertainties associated with being operated as a separate publicly traded company and historic results may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

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